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                                 EXHIBIT 21.1

                               Zany Brainy, Inc.
                             List of Subsidiaries

Name of Subsidiary                       State or Jurisdiction of Incorporation
------------------                       --------------------------------------
Children's Products, Inc.                Delaware
Children's Development, Inc.             Delaware
Children's Distribution, LLC             New Jersey
Children's Equity, LLC                   Delaware